Contact: Sheila Davis - PR/IR Mgr. - 641-585-6803 - sdavis@winnebagoind.com

WINNEBAGO INDUSTRIES REPORTS RESULTS FOR
FOURTH QUARTER AND FISCAL 2012
-- Fourth Quarter Operating Income Increase of 270 Percent--

FOREST CITY, IOWA, October 11, 2012 - Winnebago Industries, Inc. (NYSE:WGO), a leading United States (U.S.) recreation vehicle manufacturer, today reported financial results for the Company's fourth quarter and fiscal year 2012.

Revenues for the fourth quarter ended August 25, 2012 were $162.5 million, an increase of 24.5%, versus $130.5 million for the fourth quarter of Fiscal 2011. Included within consolidated revenues for the fourth quarter of Fiscal 2012 was $15.8 million associated with towable products, compared to $7.8 million for the fourth quarter of Fiscal 2011. The Company reported an operating income of $6.5 million for the quarter, versus $1.8 million for the fourth quarter of Fiscal 2011. Net income for the fourth quarter of Fiscal 2012 was $40.9 million, or $1.41 per diluted share, versus $3.5 million, or $0.12 per diluted share for the fourth quarter of Fiscal 2011. A tax benefit was recorded in the fourth quarter of Fiscal 2012 due to a $36.9 million reduction in the valuation allowance on deferred tax assets that was established in Fiscal 2009. Excluding the non-cash tax benefit of the reduction in valuation allowance, net income for the fourth quarter of Fiscal 2012 was $4.0 million or $0.14 per diluted share.

The fourth quarter of Fiscal 2012 as compared to the fourth quarter of Fiscal 2011 was positively impacted by increased motor home deliveries and improved gross margins due to better fixed cost absorption.

Revenues for Fiscal 2012 were $581.7 million, an increase of 17.2%, versus revenues of $496.4 million for Fiscal 2011. Included within consolidated revenues was $56.8 million associated with towable products, compared to $16.7 million for Fiscal 2011. The Company reported operating income of $9.5 million for Fiscal 2012, versus $11.3 million for Fiscal 2011. Net income for Fiscal 2012 was $45.0 million, or $1.54 per diluted share, versus $11.8 million, or $0.41 per diluted share for Fiscal 2011. A tax benefit was recorded in the fourth quarter of Fiscal 2012 due to a $37.7 million reduction in the valuation allowance on deferred tax assets. Excluding the impact of the non-cash tax benefit of the reduction in valuation allowance, net income for Fiscal 2012 was $7.3 million or $0.25 per diluted share.
Revenues were higher for Fiscal 2012 as compared to Fiscal 2011 with increased motor home and towable deliveries and increased average selling prices for all RV products due to the mix of higher priced products delivered. Operating income for Fiscal 2012 was lower as compared to the prior period most notably due to increased inflationary pressures and higher discounts incurred during the first half of Fiscal 2012 and the fact that Fiscal 2011 results included a $3.5 million pre-tax benefit from the results of an annual physical inventory of work-in-process, due to lower actual inventory scrap and production loss.
“We were pleased with the results for the fourth quarter,” said Winnebago Industries' Chairman, CEO and President Randy Potts, "particularly as they related to our motor home business. Our new value priced Winnebago Vista and Itasca Sunstar 26HE models introduced to our dealers at the Dealer Days event in May have been very popular in the marketplace and contributed to the increased demand in our fourth quarter, along with the continued success of our Class A and C diesel products."

"The dramatic increase in our sales order backlog reflects the positive dealer response to our new 2013 model year products," said Potts. "As a result of the improved demand, we ramped up production throughout the fourth quarter. We will continue to increase production during Fiscal 2013 to meet the growing demand for our products."

During the fourth quarter of Fiscal 2012, the Company repurchased 592,000 shares of the Company's common stock for $6.3 million at an average price of $10.57. "We believe the timing was right to repurchase shares and in the best interest of our shareholders, allowing us to enhance shareholder value this past quarter," said Winnebago Industries' Vice President, Chief Financial Officer Sarah Nielsen.

On a forward-looking basis, Fiscal 2013 is a 53-week year and includes a 14-week first quarter.

Conference Call
Winnebago Industries, Inc. will conduct a conference call in conjunction with this release at 9 a.m. Central Time today, Thursday, October 11, 2012. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at http://www.winnebagoind.com/investor.html. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc., "The Most Recognized Name in Motor Homes®, is a leading U.S. manufacturer of recreation vehicles, which are used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes, travel trailers and fifth wheel products under the Winnebago, Itasca, Era and SunnyBrook brand names. Winnebago Industries has received the Quality Circle Award from the Recreation Vehicle Dealers Association every year since the award's inception in 1996. The Company's common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company's common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit,

http://www.winnebagoind.com/investor.html.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to increases in interest rates, availability of credit, low consumer confidence, significant increase in repurchase obligations, inadequate liquidity or capital resources, availability and price of fuel, a slowdown in the economy, increased material and component costs, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new product introductions by competitors, the effect of global tensions, integration of operations relating to mergers and acquisitions activities and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.
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Winnebago Industries, Inc.
Unaudited Consolidated Statements of Operations
(In thousands, except percent and per share data)

	Quarter Ended
	August 25, 2012		August 27, 2011
Net revenues	$162,533	100.0%	$130,546	100.0%
Cost of goods sold	146,266	90.0%	122,018	93.5%
Gross profit	16,267	10.0%	8,528	6.5%
Operating expenses:
Selling	4,352	2.7%	4,122	3.2%
General and administrative	5,329	3.3%	2,640	2.0%
Asset impairment	50	—%	—	—%
Total operating expenses	9,731	6.0%	6,762	5.2%
Operating income	6,536	4.0%	1,766	1.4%
Non-operating income	32	—%	108	0.1%
Income before income taxes	6,568	4.0%	1,874	1.4%
Benefit for taxes	(34,340)	(21.1)%	(1,673)	(1.3)%
Net income	$40,908	25.2%	$3,547	2.7%
Income per common share:
Basic	$1.41		$0.12
Diluted	$1.41		$0.12
Weighted average common shares outstanding:
Basic	29,065		29,130
Diluted	29,094		29,199

	Year Ended
	August 25, 2012		August 27, 2011
Net revenues	$581,679	100.0%	$496,418	100.0%
Cost of goods sold	537,999	92.5%	456,664	92.0%
Gross profit	43,680	7.5%	39,754	8.0%
Operating expenses:
Selling	16,837	2.9%	14,251	2.9%
General and administrative	17,267	3.0%	14,263	2.9%
Assets held for sale impairment and (gain), net	50	—%	(39)	—%
Total operating expenses	34,154	5.9%	28,475	5.7%
Operating income	9,526	1.6%	11,279	2.3%
Non-operating income	581	0.1%	658	0.1%
Income before income taxes	10,107	1.7%	11,937	2.4%
(Benefit) provision for taxes	(34,865)	(6.0)%	94	—%
Net income	$44,972	7.7%	$11,843	2.4%
Income per common share:
Basic	$1.54		$0.41
Diluted	$1.54		$0.41
Weighted average common shares outstanding:
Basic	29,145		29,121
Diluted	29,207		29,148
Percentages may not add due to rounding differences.

Winnebago Industries, Inc.
Unaudited Consolidated Balance Sheets
(In thousands)

	August 25, 2012	August 27, 2011
ASSETS
Current assets:
Cash and cash equivalents	$62,683	$69,307
Receivables, net	22,726	19,981
Inventories	87,094	69,165
Prepaid expenses and other assets	4,509	4,227
Income taxes receivable	1,603	1,525
Deferred income taxes	8,453	649
Total current assets	187,068	164,854
Total property and equipment, net	19,978	22,589
Assets held for sale	550	600
Long-term investments	9,074	10,627
Investment in life insurance	23,127	23,669
Deferred income taxes	30,520	—
Goodwill	1,228	1,228
Amortizable intangible assets	641	720
Other assets	13,886	15,640
Total assets	$286,072	$239,927

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$24,920	$21,610
Income taxes payable	348	104
Accrued expenses	35,750	29,604
Total current liabilities	61,018	51,318
Long-term liabilities:
Unrecognized tax benefits	5,228	5,387
Postretirement health care and deferred compensation benefits, net of current portion	75,135	74,492
Total long-term liabilities	80,363	79,879
Stockholders' equity	144,691	108,730
Total liabilities and stockholders' equity	$286,072	$239,927

Winnebago Industries, Inc.
Unaudited Consolidated Statements of Cash Flows
(In thousands)

	Year Ended
	August 25, 2012	August 27, 2011
Operating activities:
Net income	$44,972	$11,843
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,872	5,492
LIFO (income) expense	(613)	2,075
Postretirement benefit income and deferred compensation expenses	570	1,378
Stock-based compensation	1,918	1,315
Asset impairment	50	605
Provision for doubtful accounts	125	11
Deferred income taxes including valuation allowance	(34,749)	517
Gain on life insurance	(529)	(372)
Increase in cash surrender value of life insurance policies	(732)	(969)
Loss (gain) on disposal of property	28	(994)
Other	—	90
Change in assets and liabilities:
Inventories	(17,316)	(23,792)
Receivables, prepaid and other assets	(2,085)	101
Income taxes and unrecognized tax benefits	7	(2,127)
Accounts payable and accrued expenses	7,627	(1,551)
Postretirement and deferred compensation benefits	(4,030)	(3,741)
Net cash provided by (used in) operating activities	115	(10,119)

Investing activities:
Proceeds from the sale of investments, at par	1,050	7,150
Proceeds from life insurance	1,652	659
Purchases of property and equipment	(2,213)	(2,109)
Proceeds from the sale of property	17	4,143
Cash paid for acquisition, net of cash acquired	—	(4,694)
Other	(624)	(914)
Net cash (used in) provided by investing activities	(118)	4,235

Financing activities:
Payments for purchase of common stock	(6,604)	(89)
Proceeds from exercise of stock options	—	83
Other	(17)	506
Net cash (used in) provided by financing activities	(6,621)	500

Net decrease in cash and cash equivalents	(6,624)	(5,384)
Cash and cash equivalents at beginning of period	69,307	74,691
Cash and cash equivalents at end of period	$62,683	$69,307

Supplemental cash flow disclosure:
Income taxes (refunded) paid, net	$(134)	$1,703

Winnebago Industries, Inc.
Unaudited Deliveries

	Quarter Ended				Change
(In units)	August 25, 2012	Product Mix % (1)	August 27, 2011	Product Mix % (1)	Units	% Change
Class A gas	485	36.7%	373	34.3%	112	30.0%
Class A diesel	230	17.4%	226	20.8%	4	1.8%
Total Class A	715	54.1%	599	55.1%	116	19.4%
Class B	104	7.9%	101	9.3%	3	3.0%
Class C	502	38.0%	388	35.7%	114	29.4%
Total motor homes	1,321	100.0%	1,088	100.0%	233	21.4%

Travel trailer	444	63.9%	279	77.9%	165	59.1%
Fifth wheel	251	36.1%	79	22.1%	172	217.7%
Total towables	695	100.0%	358	100.0%	337	94.1%

	Year Ended				Change
(In units)	August 25, 2012	Product Mix % (1)	August 27, 2011	Product Mix % (1)	Units	% Change
Class A gas	1,648	35.5%	1,518	34.5%	130	8.6%
Class A diesel	931	20.1%	918	20.9%	13	1.4%
Total Class A	2,579	55.6%	2,436	55.4%	143	5.9%
Class B	319	6.9%	103	2.3%	216	209.7%
Class C	1,744	37.6%	1,856	42.2%	(112)	(6.0)%
Total motor homes	4,642	100.0%	4,395	100.0%	247	5.6%

Travel trailer	1,372	58.7%	575	74.8%	797	138.6%
Fifth wheel	966	41.3%	194	25.2%	772	397.9%
Total towables	2,338	100.0%	769	100.0%	1,569	204.0%
(1) Percentages may not add due to rounding differences.

Unaudited Backlog

	As Of				Change
	August 25, 2012		August 27, 2011			%
	Units	% (1)	Units	% (1)	Units	Change
Class A gas	642	43.6%	230	33.8%	412	179.1%
Class A diesel	333	22.6%	177	26.0%	156	88.1%
Total Class A	975	66.2%	407	59.8%	568	139.6%
Class B	118	8.0%	71	10.4%	47	66.2%
Class C	380	25.8%	203	29.8%	177	87.2%
Total motor home backlog(2)	1,473	100.0%	681	100.0%	792	116.3%

Travel trailer	306	74.5%	187	63.8%	119	63.6%
Fifth wheel	105	25.5%	106	36.2%	(1)	(0.9)%
Total towable backlog (2)	411	100.0%	293	100.0%	118	40.3%

Total approximate backlog revenue dollars (in 000's):
Motor home	$163,725		$74,704		$89,021	119.2%
Towable	8,776		6,669		2,107	31.6%

(1)	Percentages may not add due to rounding differences.

(2)
Our backlog includes all accepted orders from dealers to be shipped within the next six months. Orders in backlog can be canceled or postponed at the option of the purchaser at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

Unaudited Dealer Inventory

	Units As Of
	August 25, 2012	August 27, 2011	Change
Motor homes	1,927	1,958	(31)	(1.6)%
Towables	1,365	966	399	41.3%